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                                                                    EXHIBIT 12.1

                   Statement Regarding Computation of Ratios
                      Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)

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                                                                                   Combined       The     Combined       The
                                                    Combined Predecessors         Predecessors  Company  Predecessors  Company
                                               ---------------------------------- ------------ --------- ------------ ---------
                                                                                    Eleven       One        Six         Six
                                                                                    Months      Month      Months      Months
                                                                                    Ended       Ended      Ended       Ended
                                                    Years Ended December 31,       November    December     June        June
                                               ----------------------------------     30,         31,        30,         30,
                                                 1992     1993     1994     1995     1996        1996       1996        1997
                                               -------  -------  -------  ------- ------------ --------- ------------ ---------
Earnings:

   Income from continuing operations before
    income taxes and extraordinary loss        $ (276)   $ 597   $ 1,647   $ 2,230   $ 5,183     $(283)    $ 2,687    $(3,245)

   Interest expense                               131      331       745     1,360     1,469       612         799      3,932

   Interest portion of rent expense                                   57        87        56         7          42         40
                                               ------    -----   -------  --------   -------     -----     -------    -------

   Earnings available for fixed charges        $ (145)   $ 928   $ 2,449  $  3,677   $ 6,708     $ 336     $ 3,528    $   727
                                               ------    -----   -------  --------   -------     -----     -------    -------
Fixed Charges:

   Interest expense                            $  131    $ 331   $   745  $  1,360   $ 1,546     $ 612     $   799    $ 3,932

   Interest portion of rent expense                 0        0        67        87        56         7          42         40
                                               ------    -----   -------  --------   -------     -----     -------    -------

   Total fixed charges                         $  131    $ 331   $   812  $  1,447   $ 1,602     $ 619     $   841    $ 3,972
                                               ------    -----   -------  --------   -------     -----     -------    -------

Ratio of earnings to fixed charges               (1.1)     2.8       3.0       2.5       4.2       0.5         4.2        0.2

Deficiency of earnings to fixed charges           276        -         -         -         -       283           -      3,245

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